Exhibit 5.1

Atanaskovic Hartnell House
75-85 Elizabeth Street
Sydney NSW 2000
Australia

Phone: +61 2 9777 7000
Fax: +61 2 9777 8777
Website: www.ah.com.au

18 June 2014

Parnell Pharmaceuticals Holdings Ltd

Unit 4, Century Estate

476 Gardeners Road

Alexandria NSW 2015

Australia

Dear Sirs

We have acted as Australian counsel to Parnell Pharmaceuticals Holdings Ltd (ACN 137 904 413) (the “Company”) in connection with the public offering of ordinary shares of the Company as described in the prospectus contained in the Company’s registration statement on Form F-1 (Registration No. 333-196065) (as amended, the “Registration Statement”), initially filed by the Company under the US Securities Act of 1933 with the US Securities and Exchange Commission (the “Commission”) on May 19, 2014. Up to 5,500,000 ordinary shares will be sold by the Company (the “Primary Securities”), and up to 250,000 ordinary shares (the “Secondary Securities”) will be sold by the Selling Stockholders.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of this opinion, we have examined copies (certified or otherwise identified to our satisfaction) and relied upon the following documents:

(a)	the Registration Statement; and

(b)	the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement (the “Prospectus”).

We have also examined and relied on the constitution of the Company, a director’s certificate of the Company dated June 4, 2014 certifying the accuracy and completeness of the constitution of the Company, copies of the minutes of a meeting of the shareholders of the Company held on April 28, 2014 (the “Shareholders’ Meeting”) and circular resolutions or minutes of the board of directors of the Company dated June 4, 2014. We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

For the purposes of giving this opinion, we have assumed the following and we have not made, nor are we obliged to make, any independent investigation of, or enquiries in respect of, the following matters:

(a)	the authenticity of all seals and signatures (including copies of seals and signatures) and of any duty or registration stamp or marking;

“Liability limited by a scheme approved under Professional Standards Legislation”

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(b)	the completeness, the due execution and conformity to original instruments, of all copies (including unexecuted copies) of documents submitted to us (and the authenticity of originals of such copies), and that any document submitted to us continues in full force and effect, has not been amended, rescinded, terminated or revoked and has been, or will be, duly delivered and is not subject to escrow and its execution or delivery is not subject to conditions;

(c)	each document submitted to us is within the capacity and powers of, and has been validly authorised, executed and delivered by, all parties to it;

(d)	resolutions of the directors of the Company that we have relied upon for the purposes of this opinion will not be varied or revoked after the date of this letter and that the meetings of the directors of the Company at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed;

(e)	that the Shareholders’ Meeting was properly convened and that the resolutions passed at the Shareholders’ Meeting were properly passed; and

(f)	the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company.

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the Company is a public company limited by shares duly incorporated and validly registered and existing under the laws of the Australia, capable of suing and being sued in its corporate name, and is in good standing (as such term is not defined under the Corporations Act 2001 (Cth), meaning solely that there are no current orders for the winding up of, or appointment of a receiver, external administrator or liquidator, for the Company or any notice of its proposed deregistration);

(b)	when issued and paid for as contemplated by the Prospectus, the Primary Securities will be duly authorised and validly issued, fully paid and non-assessable; and

(c)	the Secondary Securities are validly issued, fully paid and non-assessable.

For the purposes of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of Australia, so we have assumed those words to mean that holders of the ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares, and specifically in relation to the Secondary Securities, that there is no stamp duty on transfer of those shares that would apply or impede their registration.

The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws. This opinion is limited to the matters stated herein and does not apply by implication to other matters.

This opinion will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

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We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the headings “Taxation” and “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,
/s/ Atanaskovic Hartnell